Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
September 13, 2018

SEARS HOLDINGS REPORTS SECOND QUARTER 2018 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation ("Holdings," "we," "us," "our," or the "Company") (NASDAQ: SHLD) today announced financial results for its second quarter ended August 4, 2018. As a supplement to this announcement, a presentation and a pre-recorded conference and audio webcast are available at our website http://searsholdings.com/invest.
In summary, we reported a net loss attributable to Holdings' shareholders of $508 million ($4.68 loss per diluted share) for the second quarter of 2018, compared to a net loss of $250 million ($2.33 loss per diluted share) for the second quarter of 2017. Adjusted EBITDA was $(112) million in the second quarter of 2018, as compared to $(66) million in the prior year second quarter.
The Company generated total revenues of approximately $3.2 billion during the second quarter of 2018, compared with revenues of $4.3 billion in the prior year quarter, with store closures again significantly contributing to the year over year decline. Total comparable store sales declined 3.9% during the quarter, reflecting Kmart comparable store sales declining 3.7%, and Sears comparable store sales declining 4.0%. In addition to delivering improvement in our comparable stores sales trend in the second quarter compared to the first quarter, we achieved positive comparable store sales in several categories at both Kmart and Sears formats, including apparel, footwear and jewelry.
Edward S. Lampert, Chairman and Chief Executive Officer of Holdings, said, "While we are encouraged by the improved comparable stores sales trend we experienced in the second quarter, and the positive comparable store sales of 3.0% and 2.5% achieved in the months of July and August, respectively, we have yet to achieve our goal of returning the Company to profitability. We continue to close unprofitable stores, and we are hopeful that we can stabilize our store base at a meaningful level in the near future. Our goal is to right-size our store footprint to a solid base from which we can operate and grow profitably, while leveraging our online and Shop Your Way platforms."
"As we enter the second half of 2018, we remain focused on identifying additional opportunities to streamline operations and reduce operating expenses while staying focused on our Best Members, Best Categories and Best Stores. We have a responsibility to explore opportunities to unlock the full potential of our assets for our shareholders, including third-party partnerships or the sale of our businesses. We will also continue to seek opportunities to improve value and experience for our members through our Integrated Retail Strategy and Shop Your Way membership program, which remain our key priorities. We believe these initiatives will help us to strengthen the Company, improve financial performance, and better position us for the future."
Highlights include:

•	Expansion of the Sears Auto Center tire installation program with Amazon.com which is now available nationwide, including Alaska and Hawaii;

•
Expansion of our online marketplace as we strategically add top brands and popular products to sears.com sold by third-party sellers, including floor care brands Hoover®, Dirt Devil® and Oreck®; men's and women's national shoe brands Dockers®, G.H. Bass & Co.® and Lucky Brand®; and precious metals including gold, silver, platinum and palladium bullion bars, rounds and coins, as well as premium bullion products;

•
Launch of a nationwide fully integrated marketing campaign supporting The MOREs of Kenmore sold exclusively at Sears to highlight all the outstanding offers available to members who purchase Kenmore products; and

•
Strategic partnership with the hotel booking site Rocketmiles to launch Shop Your Way Hotels, which will give members exclusive access to reserve rooms at more than 400,000 hotels around the world and an average of $50 CASHBACK in Shop Your Way points for each booking.

Rob Riecker, Chief Financial Officer of Holdings, said, "During the quarter, we continued to focus on improving profitability and generating additional liquidity. By focusing on our Best Stores, aligning our overall cost structure to our core stores, and optimally using our real estate assets as collateral, we intend to provide the runway necessary to continue our transformation to a profitable integrated retail company. We will continue to evaluate opportunities to optimize our balance sheet and capital structure as we move forward to effectuate our transformation."
Financial Position and Liquidity Update
At August 4, 2018, the Company had utilized approximately $780 million of our $1.5 billion revolving credit facility due in 2020, consisting of $660 million of borrowings and $120 million of letters of credit outstanding. The amount available to borrow under our credit facility was approximately $98 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility, which varies based on our overall inventory and receivables balances. Availability under our general debt basket was approximately $650 million at August 4, 2018.
The Company's total cash balances were $441 million at August 4, 2018, including restricted cash of $248 million which relates to amounts deposited in escrow for the benefit of our pension plans, compared to $336 million at February 3, 2018, which included restricted cash of $154 million. Short-term borrowings totaled $1.3 billion at August 4, 2018, consisting of $660 million of revolver borrowings, $570 million of line of credit loans and $24 million of borrowings under the secured loan.
Total long-term debt (including current portion of long-term debt and capital lease obligations) was $3.7 billion and $3.2 billion at August 4, 2018 and February 3, 2018, respectively.
We continued to take actions during the second quarter of 2018 to improve liquidity. On June 4, 2018, the Company entered into a Third Amended and Restated Loan Agreement (the "Consolidated Loan Agreement"), which amended and restated the Second Amended and Restated Loan Agreement, dated as of October 18, 2017, under which the Company received an additional advance in an aggregate principal amount of approximately $186 million, which was used to repay the loans outstanding under our April 2016 secured loan facility. After giving effect to the additional advance, the aggregate principal amount of the loan outstanding under the Consolidated Loan Agreement as of June 4, 2018 was approximately $779 million. The Consolidated Secured Loan Facility matures on July 20, 2020.
In addition, on June 29, 2018, the Company entered into a Second Amendment to our Credit Agreement with UBS AG, Stamford Branch that increased the loan-to-value cap applicable to the aggregate principal amount of the Secured Loan, the Mezzanine Loan and the Additional Mezzanine Loans that may be incurred under the revolving credit facility and the Mezzanine Loan Agreement from 55% to 69%. The Company subsequently incurred an aggregate of $125 million in additional Mezzanine borrowings.
In December 2017, the Company had entered into an agreement to extend the remaining balance of an existing term loan, which was scheduled to mature in 2018, to January 20, 2019, with the option to further extend the maturity to July 20, 2019. Subsequent to the end of the second quarter of 2018, the Company chose not to exercise the option to extend the maturity for another six months and paid down the remaining balance of $95 million of the term loan.
On August 30, 2018, the Company entered into an amendment to its Pension Plan Protection and Forbearance Agreement pursuant to which the Pension Benefit Guaranty Corporation released its liens on certain real estate properties in exchange for a $32 million contribution to an escrow for the benefit of the Company's pension plans. Subsequently, on September 12, 2018, the Company entered into an amendment to the Consolidated Loan Agreement pursuant to which the Company borrowed an additional $75 million and pledged certain of the released properties, together with other properties, as additional collateral.

In addition, on August 31, 2018, the Company entered into an amendment to the Credit Agreement with UBS AG, Stamford Branch, pursuant to which, among other things, the Company borrowed an additional $113 million and extended the maturity of the existing $30 million loan outstanding under the Credit Agreement to August 30, 2019, which is also the maturity date of the additional loan.
During the first half of 2018, we generated net cash proceeds of nearly $440 million from real estate transactions, with over $310 million of proceeds used to pay down real estate-backed loans. The remaining net proceeds from the real estate transactions were used to reduce the outstanding balance on our revolving credit facility.
We will continue to pursue additional real estate transactions to unlock the value of our real estate assets and explore means to reduce amounts due on the real estate-backed loans outstanding (and/or defer the interest payable thereon). The Company is also actively considering means of improving the terms of over $1.0 billion of its outstanding indebtedness, including extending the maturity thereof and reducing the interest payable thereon.
Strategic Actions
As previously announced on August 22, 2018, we identified 46 unprofitable stores which we expect to close during the fourth quarter of 2018, advancing the Company's ongoing efforts to streamline our operations, strengthen our capital position and focus on our Best Stores. We continue to evaluate our network of stores, which is a critical component to our integrated retail transformation, and will make further adjustments as needed.
As part of the Company's ongoing efforts to simplify its organization structure and in recognition of the fact that we are becoming a smaller company, we continue to evaluate all areas of our cost structure and intend to pursue additional measures to achieve cost savings, including greater consolidation of the Sears and Kmart corporate and support functions. We expect these initiatives to result in annualized cost savings of approximately $100 million. This is in addition to the Company's $200 million of annualized cost savings initiative announced earlier this year that we have exceeded. These incremental cost actions, along with the completion of the various financing and asset sale transactions are intended provide us with the path forward to transform the Company successfully, while continuing to focus on our key priorities - Shop Your Way and Integrated Retail, as well as on our Best Members, Best Categories and Best Stores.
As previously announced on May 14, 2018, a special committee of the board of directors (the "Board") of the Company (the "Special Committee") is overseeing a formal process to explore the sale of our Kenmore brand and related assets, the Sears Home Improvement Products business of the Sears Home Services division and the Parts Direct business of the Sears Home Services division (collectively, the "Sale Assets"). As previously reported, the Board received a letter from ESL Investments, Inc. ("ESL") expressing the view that the Company should pursue a divestiture of the Sale Assets in order to maximize their value, and expressing interest in participating as a purchaser of all or a portion of the Sale Assets should the Company do so. The Board established the Special Committee, which consists solely of independent directors, and is advised by independent advisors, to evaluate any proposals that may be received from ESL with respect to the Sale Assets, to actively solicit third-party interest in the Sale Assets, and to explore any other alternatives with respect to the Sale Assets that may maximize value for the Company. On August 14, 2018 the Special Committee received a non-binding proposal letter from ESL to acquire the Kenmore brand and related assets and the Sears Home Improvement Products business of the Sears Home Services division, each subject to various conditions including obtaining debt financing, and, in the case of Kenmore, obtaining equity financing on terms acceptable to ESL. The Special Committee is evaluating the proposal, and potentially other proposals as part of its formal process.
We also continue to explore ways to unlock value across a range of other assets and to maximize the value of our Sears Home Services, Innovel and Sears Auto Centers businesses, as well as our DieHard brand. Options we are exploring include partnerships, sales or other means of externalization that could expand distribution of our brands and service offerings.
Adjusted EBITDA
In addition to our net loss attributable to Holdings' shareholders determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), which is a non-GAAP measure. The tables attached to this press release provide a reconciliation of GAAP to as adjusted amounts. We believe that our use of Adjusted EBITDA provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, thereby improving the comparability of year-to-year results and being more representative of our ongoing performance. Therefore, we have adjusted our results for significant items to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA to assess our financial and earnings performance.
As a result of the Seritage and JV transactions, Adjusted EBITDA for the second quarter of 2018 and 2017 included additional rent expense of approximately $29 million and $44 million, respectively. Due to the structure of the leases, we expect that our cash rent obligations to Seritage and the joint venture partners will decline, over time, as space in these stores is recaptured. From the inception of the Seritage transaction to the end of the second quarter, we have received recapture notices on 64 properties and also exercised our right to terminate the lease on 75 properties.
Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our ability to effectively and timely execute financing and asset sale transactions and other actions to enhance our financial flexibility and liquidity to successfully fund our transformation, our ability to achieve cost savings initiatives, vendors' lack of willingness to do business with us or to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services, our ability to effectively compete in a highly competitive retail industry, our ability to successfully implement our integrated retail strategy to transform our business into a member-centric retailer, our ability to successfully manage our inventory levels, initiatives to improve our liquidity through inventory management and other actions, the process being overseen by the Special Committee to explore the sale of the Sale Assets, including the result of any required vote of a majority of the disinterested stockholders of Holdings, and other statements that describe the Company's plans. Whenever used, words such as "will," "expect" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company's control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		26 Weeks Ended
millions, except per share data	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
REVENUES
Merchandise sales	$2,428	$3,414	$4,640	$6,743
Services and other	754	864	1,433	1,734
Total revenues	3,182	4,278	6,073	8,477
COSTS AND EXPENSES
Cost of sales, buying and occupancy - merchandise sales	2,055	2,815	3,954	5,594
Gross margin dollars - merchandise sales	373	599	686	1,149
Gross margin rate - merchandise sales	15.4%	17.5%	14.8%	17.0%
Cost of sales and occupancy - services and other	425	491	812	980
Gross margin dollars - services and other	329	373	621	754
Gross margin rate - services and other	43.6%	43.2%	43.3%	43.5%
Total cost of sales, buying and occupancy	2,480	3,306	4,766	6,574
Total gross margin dollars	702	972	1,307	1,903
Total gross margin rate	22.1%	22.7%	21.5%	22.4%
Selling and administrative	864	1,123	1,770	2,344
Selling and administrative expense as a percentage of total revenues	27.2%	26.3%	29.1%	27.7%
Depreciation and amortization	66	83	133	170
Impairment charges	77	5	91	20
Gain on sales of assets	(103)	(380)	(268)	(1,121)
Total costs and expenses	3,384	4,137	6,492	7,987
Operating income (loss)	(202)	141	(419)	490
Interest expense	(188)	(123)	(354)	(251)
Interest and investment income (loss)	2	(12)	3	(14)
Other loss	(139)	(246)	(172)	(292)
Loss before income taxes	(527)	(240)	(942)	(67)
Income tax (expense) benefit	19	(10)	10	62
NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(508)	$(250)	$(932)	$(5)
NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted loss per share	$(4.68)	$(2.33)	$(8.61)	$(0.05)
Diluted weighted average common shares outstanding	108.5	107.3	108.3	107.2

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	August 4, 2018	July 29, 2017	February 3, 2018
ASSETS
Current assets
Cash and cash equivalents	$193	$212	$182
Restricted cash	248	230	154
Accounts receivable	327	370	343
Merchandise inventories	2,714	3,433	2,798
Prepaid expenses and other current assets	386	334	346
Total current assets	3,868	4,579	3,823
Property and equipment (net of accumulated depreciation and amortization of $2,276, $2,676 and $2,381)	1,444	1,969	1,729
Goodwill	269	269	269
Trade names and other intangible assets	1,090	1,249	1,168
Other assets	266	301	284
TOTAL ASSETS	$6,937	$8,367	$7,273
LIABILITIES
Current liabilities
Short-term borrowings	$1,254	$546	$915
Current portion of long-term debt and capitalized lease obligations	196	1,052	968
Merchandise payables	487	670	576
Other current liabilities	1,474	1,700	1,575
Unearned revenues	652	704	641
Other taxes	214	302	247
Total current liabilities	4,277	4,974	4,922
Long-term debt and capitalized lease obligations	3,504	2,405	2,249
Pension and postretirement benefits	1,164	1,731	1,619
Deferred gain on sale-leaseback	305	455	362
Sale-leaseback financing obligation	347	230	247
Unearned revenues	853	593	539
Other long-term liabilities	770	992	935
Long-term deferred tax liabilities	119	643	126
Total Liabilities	11,339	12,023	10,999
DEFICIT
Total Deficit	(4,402)	(3,656)	(3,726)
TOTAL LIABILITIES AND DEFICIT	$6,937	$8,367	$7,273

Total common shares outstanding	108.8	107.4	107.8

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended August 4, 2018
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Total revenues	$840	$2,342	$3,182

Total cost of sales, buying and occupancy	680	1,800	2,480
Gross margin dollars	160	542	702
Gross margin rate	19.0%	23.1%	22.1%

Selling and administrative	192	672	864
Selling and administrative expense as a percentage of total revenues	22.9%	28.7%	27.2%
Depreciation and amortization	9	57	66
Impairment charges	—	77	77
Gain on sales of assets	(25)	(78)	(103)
Total costs and expenses	856	2,528	3,384
Operating loss	$(16)	$(186)	$(202)

Number of:
Kmart Stores	360	—	360
Full-Line Stores	—	482	482
Specialty Stores	—	24	24
Total Stores	360	506	866

	13 Weeks Ended July 29, 2017
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Total revenues	$1,442	$2,836	$4,278

Total cost of sales, buying and occupancy	1,162	2,144	3,306
Gross margin dollars	280	692	972
Gross margin rate	19.4%	24.4%	22.7%

Selling and administrative	323	800	1,123
Selling and administrative expense as a percentage of total revenues	22.4%	28.2%	26.3%
Depreciation and amortization	14	69	83
Impairment charges	3	2	5
Gain on sales of assets	(79)	(301)	(380)
Total costs and expenses	1,423	2,714	4,137
Operating income	$19	$122	$141

Number of:
Kmart Stores	610	—	610
Full-Line Stores	—	619	619
Specialty Stores	—	21	21
Total Stores	610	640	1,250

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	26 Weeks Ended August 4, 2018
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$1,637	$4,436	$6,073

Cost of sales, buying and occupancy	1,324	3,442	4,766
Gross margin dollars	313	994	1,307
Gross margin rate	19.1%	22.4%	21.5%

Selling and administrative	443	1,327	1,770
Selling and administrative expense as a percentage of total revenues	27.1%	29.9%	29.1%
Depreciation and amortization	18	115	133
Impairment charges	6	85	91
Gain on sales of assets	(65)	(203)	(268)
Total costs and expenses	1,726	4,766	6,492
Operating loss	$(89)	$(330)	$(419)

Number of:
Kmart Stores	360	—	360
Full-Line Stores	—	482	482
Specialty Stores	—	24	24
Total Stores	360	506	866

	26 Weeks Ended July 29, 2017
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,889	$5,588	$8,477

Cost of sales, buying and occupancy	2,346	4,228	6,574
Gross margin dollars	543	1,360	1,903
Gross margin rate	18.8%	24.3%	22.4%

Selling and administrative	715	1,629	2,344
Selling and administrative expense as a percentage of total revenues	24.7%	29.2%	27.7%
Depreciation and amortization	27	143	170
Impairment charges	8	12	20
Gain on sales of assets	(676)	(445)	(1,121)
Total costs and expenses	2,420	5,567	7,987
Operating income	$469	$21	$490

Number of:
Kmart Stores	610	—	610
Full-Line Stores	—	619	619
Specialty Stores	—	21	21
Total Stores	610	640	1,250

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		26 Weeks Ended
millions	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net loss attributable to Holdings per statement of operations	$(508)	$(250)	$(932)	$(5)
Income tax expense (benefit)	(19)	10	(10)	(62)
Interest expense	188	123	354	251
Interest and investment loss	(2)	12	(3)	14
Other loss	139	246	172	292
Operating income (loss)	(202)	141	(419)	490
Depreciation and amortization	66	83	133	170
Gain on sales of assets	(103)	(380)	(268)	(1,121)
Impairment charges	77	5	91	20
Before excluded items	(162)	(151)	(463)	(441)

Closed store reserve and severance	64	128	140	204
Other(1)	2	(24)	20	(9)
Amortization of deferred Seritage gain	(16)	(19)	(34)	(40)
Adjusted EBITDA	$(112)	$(66)	$(337)	$(286)
(1) The 13- week period ended August 4, 2018 consisted of items associated with natural disasters, as well as transactions costs associated with strategic initiatives, while the 26- week period ended August 4, 2018 consisted of items associated with an insurance transaction and natural disasters, as well as transaction costs associated with strategic initiatives. The 13- and 26- week periods ended July 29, 2017 consisted of items associated with legal matters and transaction costs associated with strategic initiatives.
.

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	August 4, 2018			July 29, 2017
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating income (loss) per statement of operations	$(16)	$(186)	$(202)	$19	$122	$141
Depreciation and amortization	9	57	66	14	69	83
Gain on sales of assets	(25)	(78)	(103)	(79)	(301)	(380)
Impairment charges	—	77	77	3	2	5
Before excluded items	(32)	(130)	(162)	(43)	(108)	(151)

Closed store reserve and severance	13	51	64	68	60	128
Other(1)	(12)	14	2	(24)	—	(24)
Amortization of deferred Seritage gain	(3)	(13)	(16)	(2)	(17)	(19)
Adjusted EBITDA	$(34)	$(78)	$(112)	$(1)	$(65)	$(66)
% to revenues	(4.0)%	(3.3)%	(3.5)%	(0.1)%	(2.3)%	(1.5)%

	26 Weeks Ended
	August 4, 2018			July 29, 2017
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating income (loss) per statement of operations	$(89)	$(330)	$(419)	$469	$21	$490
Depreciation and amortization	18	115	133	27	143	170
Gain on sales of assets	(65)	(203)	(268)	(676)	(445)	(1,121)
Impairment charges	6	85	91	8	12	20
Before excluded items	(130)	(333)	(463)	(172)	(269)	(441)

Closed store reserve and severance	41	99	140	102	102	204
Other(1)	(12)	32	20	(24)	15	(9)
Amortization of deferred Seritage gain	(5)	(29)	(34)	(6)	(34)	(40)
Adjusted EBITDA	$(106)	$(231)	$(337)	$(100)	$(186)	$(286)
% to revenues	(6.5)%	(5.2)%	(5.5)%	(3.5)%	(3.3)%	(3.4)%
(1) The 13- week period ended August 4, 2018 consisted of items associated with natural disasters, as well as transactions costs associated with strategic initiatives, while the 26- week period ended August 4, 2018 consisted of items associated with an insurance transaction and natural disasters, as well as transaction costs associated with strategic initiatives. The 13- and 26- week periods ended July 29, 2017 consisted of items associated with legal matters and transaction costs associated with strategic initiatives.